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                                                                     Exhibit 8.2

                               Alston & Bird LLP
                              One Atlantic Center
                          1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                 404-881-7000
                               Fax: 404-881-4777
                                www.alston.com



                                  May 17, 2001


CharterBank
600 Third Avenue
West Point, Georgia 31833

         Re: Amended Plan of Reorganization From Mutual Savings Association to Mutual Holding Company and Stock Issuance - Georgia Tax Matters

Ladies and Gentlemen:

          We have acted as special Georgia tax counsel to CharterBank (the "Bank"), a mutual savings association located in West Point, Georgia, in connection with the transactions contemplated by the Amended Plan of Reorganization From Mutual Savings Association to Mutual Holding Company and Stock Issuance, adopted by the Board of Directors of the Bank on March 8, 2001 (the "Plan"). Pursuant to the Plan, the Bank will reorganize from a mutual savings association to a mutual holding company structure (the "Reorganization"), to be effected as follows: (i) the Bank will establish a federal corporation ("Holding Company") as its wholly-owned subsidiary; (ii) Holding Company will establish a federally chartered stock savings bank ("New Stock Bank") as its wholly-owned subsidiary; (iii) the Bank will exchange its charter for a federal mutual holding company charter to become First Charter, MHC ("MHC"); (iv) immediately following step (iii), MHC will transfer all of its assets and liabilities (excluding some cash and stock), to Holding Company in exchange solely for common stock of Holding Company and the assumption by the Holding Company of the liabilities of MHC ("Contribution One"); (v) immediately following step (iv), Holding Company will transfer all of its assets and liabilities, including all of the assets and liabilities transferred to Holding Company pursuant to step (iv) but excluding some stock, to New Stock Bank in exchange solely for common stock of New Stock Bank and the assumption by New Stock Bank of the liabilities of the Holding Company ("Contribution Two"); and
(vi) immediately following step (v), or as soon as practicable thereafter, Holding Company will sell up to 20% of its authorized common stock in one or more Minority Share Offerings. Pursuant to Section 5(F) of the Plan, you have requested our opinion as to the Georgia tax consequences of the Plan to the parties to the Reorganization.


     Bank of America Plaza                 90 Park Avenue       3605 Glenwood Avenue     601 Pennsylvania Avenue, N.W.
  101 South Tryon Street, Suite 4000      New York, NY 10016         Suite 310            North Building, 11th Floor
     Charlotte, NC 28280-4000               212-210-9400       Raleigh, NC 27612-4957     Washington, DC 20004-2601
         704-444-1000                    Fax: 212-210-9444          919-420-2200                 202-756-3300
       Fax: 704-444-1111                                          Fax: 919-420-2260            Fax: 202-756-3333

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CharterBank
May 2, 2001
Page 2

          For purposes of rendering this opinion, we have examined the Plan and have also relied, with your consent and without independent verification, upon the statements and opinions provided in the opinion letter of Thacher Proffitt & Wood rendered on DATE (the "Federal Opinion"). In addition, we have assumed, with your consent and without independent verification, that (i) the Bank, MHC, the Holding Company, and New Stock Bank each do (or will do) business both within and without the state of Georgia; (ii) New Stock Bank will be authorized to accept deposits in Georgia; and, (iii) neither MHC nor the Holding Company will be authorized to accept deposits in Georgia.

          As the basis for rendering this opinion, we have examined the applicable statutory provisions of the Georgia Corporate Income, Sales and Use, Real Estate Transfer, Ad Valorem, Corporate Net Worth, and Financial Institution Gross Receipts Taxes, regulations promulgated thereunder by the Georgia Department of Revenue (the "Department"), rulings issued by the Department, pertinent judicial authorities, and other relevant authorities, which are subject to change, and which changes could apply retroactively. In addition, our opinion is not binding upon the courts or the Department, and there can be no assurance that positions contrary to those stated in our opinion would not be taken by the Department or that any such contrary position would not be sustained by the courts.

          Based on the foregoing, we are of the opinion that:

          (1) The Georgia income tax treatment will conform to and be consistent with the federal income tax treatment as described in the Federal Opinion. In particular, (i) no gain or loss will be recognized by any of the Bank, Holding Company, New Stock Bank, and MHC as a result of the Reorganization, and (ii) no gain or loss will be recognized by any Member (as defined in the Plan) as a result of the Reorganization.

          (2) Any transfers of tangible personal property pursuant to Contribution One or Contribution Two (collectively, the "Contributions") will not be subject to Georgia sales or use tax. These Contributions constitute "business reorganizations" for purposes of Georgia sales and use tax, and Georgia exempts transfers of tangible personal property as a result of a business reorganization when the stockholders/owners "of the business being reorganized maintain the same proportionate interest or share in the newly formed business reorganization." O.C.G.A. (S) 48-8-3(21).

          (3) To the extent any real estate (or any interest therein) is transferred by MHC to the Holding Company, or by the Holding Company to New Stock Bank, such transfers shall be subject to the real estate transfer tax, imposed at a rate of $1.00 on the first $1,000 of value and $0.10 for each additional $100 or fraction thereof. See O.C.G.A. (S) 48-6-1 et seq.
                        ---

                                       2
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CharterBank
May 17, 2001
Page 3

          (4) The Reorganization will have no legal consequences on the imposition of ad valorem taxes, which are assessed based on fair market value.

          (5) Going forward, the Holding Company, New Stock Bank and MHC will each be subject to the corporate net worth tax. The maximum tax is $5,000 for apportioned net worth in excess of $22,000,000. See
                                                                             ---
               O.C.G.A. (S) 48-13-70 et seq.

          (6) Going forward, New Stock Bank will be subject to the tax on financial institutions because New Stock Bank shall be authorized to accept deposits in Georgia and shall therefore qualify as a "depository financial institution." The tax is levied at both the state and local level, each at a rate of 0.25 percent of Georgia gross receipts. MHC and the Holding Company are not "depository financial institutions" because they are not authorized to receive deposits in Georgia. Thus, MHC and the Holding Company will not be subject to the tax on financial institutions. See
                                                                         ---
               O.C.G.A. (S) 48-6-90 et seq.

     This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated.

     This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or facts, whether or not material, which may be brought to our attention at a later date.

     This opinion is being furnished to you solely for your benefit in connection with the consummation of the transactions contemplated by the Plan and is not to be used, circulated, quoted or otherwise referred to or relied upon for any purpose without our prior express written consent.

     Except as provided in this paragraph, this opinion is being furnished to you solely for your benefit in connection with the consummation of the transactions contemplated by the Plan and is not to be used, circulated, quoted or otherwise referred to or relied upon for any purpose without our prior express written consent. We consent to the filing of this opinion as an exhibit to the Form MHC-1 filed with the Office of Thrift Supervision in connection with the Reorganization, and to the Prospectus included in the Bank's Registration Statement on Form S-1 filed with the Securities and Exchange Commission in connection with the Reorganization (the "Prospectus") and to the references thereto under the headings "The Reorganization and The Offering - Tax Aspects" and "Legal and Tax Opinions."

                              Very truly yours,

                              ALSTON & BIRD LLP


                              By: /s/ Michael T. Petrik
                                 ----------------------
                                 Michael T. Petrik
                                 A Partner of the Firm

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